EXECUTION VERSION
DATED   30   OCTOBER 2018
RENALYTIX AI PLC
and
ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI
and
NPLUS1 SINGER ADVISORY LLP

RELATIONSHIP AGREEMENT
COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK
T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

THIS AGREEMENT is dated   30   October 2018
BETWEEN:
(1)
RENALYTIX AI PLC, incorporated and registered in England and Wales with company number 11257655, whose registered office is at Avon House, 19 Stanwell Road, Penarth, Cardiff CF64 2EZ (the “Company”); and

(2)	ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI, a New York not-for-profit education corporation with a place of business at One Gustave L. Levy Place, New York, New York 10029 (“Mount Sinai”); and
(3)
NPLUS1 SINGER ADVISORY LLP, a limited liability partnership incorporated and registered in England (Registered No. OC364131), whose registered office is at One Bartholomew Lane, London EC2N 2AX (“N+1 Singer”).

BACKGROUND:
(A)	The Company intends to apply for its entire issued share capital to be admitted to trading on AIM.
(B)	Upon Admission, Mount Sinai is expected to hold approximately 14% - 15% of the issued share capital of the Company.
(C)
The parties have agreed to enter into this Agreement for the purpose of documenting and regulating the terms of the relationship between the Company and Mount Sinai and its Associated Undertakings and ensuring that the Company can operate independently of Mount Sinai and accordingly be a company suitable for admission to AIM.

(D)	This Agreement replaces the Management Rights Letter, which shall cease and terminate on the Effective Date.
THE PARTIES AGREE THAT:
1.	Interpretation
1.1	Definitions
In this Agreement:
“Admission” means admission of the entire issued share capital of the Company to trading on AIM.
“AIM” means the market of that name operated by the London Stock Exchange.
“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange in force at the date of this Agreement or, where the context requires, as amended, modified or reissued after the date of this Agreement.

“Applicable Laws” means Companies Act 2006, the Financial Services and Markets Act 2000, the AIM Rules, the Nomad Rules, the City Code on Takeovers and Mergers, the Market Abuse Regulation and the QCA Code.
“Articles” means the articles of association of the Company from time to time.
“Associated Undertaking” means, in relation to a company, a subsidiary undertaking or parent undertaking of such company, any other company over which such company or any parent undertaking of such company has Control or any Company whose board of directors are accustomed to act in accordance with the directions or instructions of the relevant company.
“Board” means the board of directors of the Company or a duly authorised committee thereof. “Business Day” means any day other than a Saturday, Sunday or public holiday in England.
“Control” means, in relation to any Undertaking, for the purposes of this Agreement only, the right directly or indirectly to (i) control the exercise of 50% or more of the Voting Rights or (ii) control (by way of the exercise of Voting Rights or otherwise) the appointment or removal of a majority of the board of directors of the relevant Undertaking.
“Directors” means the directors of the Company at the date of this Agreement or, where the context requires, in office from time to time.
“Effective Date” means the date of Admission.
“Group” means, in relation to a company, the company and its subsidiary undertakings from time to time, any parent undertaking of the company for the time being and any subsidiary undertakings of any such parent undertaking.
“Independent Director” means any person appointed as a Director from time to time who is considered by the Board to be independent for the purposes of any corporate governance regime complied with by the Company and shall include the chair of the Board provided he or she was considered by the Board to be independent upon appointment.
“London Stock Exchange” means London Stock Exchange plc.
“Market Abuse Regulation” means the Market Abuse Regulation (EU 596/2014).
“Management Rights Letter” means the agreement between the Company and Mount Sinai of that name.
“Mount Sinai Director” has the meaning given to it in clause 4.1.
“Mount Sinai Indemnitors” has the meaning given to it in clause 4.8.
“Mount Sinai Initial Director” means Erik Lium.
“Mount Sinai Minimum Shareholding” means 5% by nominal value of the issued ordinary share capital of the Company.

“New Mount Sinai Appointee” has the meaning given to it in clause 4.2.
“Nomad” means N+1 Singer or such other nominated adviser appointed by the Company from time to time.
“Nomad Engagement Letter” means the letter of engagement between N+1 Singer and the Company dated 28 August 2018 (or, to the extent that N+1 Singer is no longer the nominated adviser to the Company, any other engagement letter entered into between the Company and the nominated adviser appointed by the Company from time to time).
“Nomad Rules” means the AIM Rules for Nominated Advisers published by the London Stock Exchange in force from time to time.
“Ordinary Shares” means the Company’s ordinary shares of £0.0025, having the rights and being subject to the restrictions set out in the Articles as in force at the date of this Agreement.
“Previous Mount Sinai Appointee” has the meaning given to it in clause 4.2.
“QCA Code” means the Corporate Governance Code published by the Quoted Companies Alliance or such other corporate governance regime complied with by the Company.
“Undertaking” means a company, body corporate, or other economic enterprise carrying on a business (whether or not for profit).
“Voting Rights” means, in relation to any Undertaking the voting rights attaching to securities of the relevant Undertaking which are generally exercisable at meetings of shareholders of the relevant Undertaking.
1.2	Construction of certain references
In this Agreement:
(a)	words and phrases, the definitions of which are contained or referred to in the Companies Act 2006, shall be construed as having the meanings so attributed to them;
(b)
references to statutory provisions shall be construed as references to those provisions and all statutory instruments and other subordinate legislation made thereunder, as amended or re-enacted or as their application is modified by other provisions from time to time, and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(c)	references to times, unless otherwise expressly stated, are references to London times;
(d)	references to “clauses” are references to clauses of this Agreement;
(e)	references to the singular shall include the plural and vice versa, and references to the any gender shall include any other gender;

(f)	headings are included for convenience only and shall be disregarded in its interpretation;
(g)
general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things, and the word “including” shall be construed without limitation; and

(h)
“person” includes any individual, partnership, body corporate, corporation sole or aggregate, a state or agency of a state and any unincorporated association or organisation in each case whether or not having a separate legal personality.

2.	Conditionality and duration
2.1	Condition
This Agreement and the obligations of the parties hereto, are conditional upon Admission occurring on or before 30 November 2018, or such later date as the Nomad and the Company may agree. If this condition is not satisfied by such date as specified or agreed this Agreement will automatically terminate and be of no further force or effect.
2.2	Duration
Subject to clause 2.1, this Agreement shall continue from the Effective Date until such time as Mount Sinai and its Associated Undertakings together cease to hold as beneficial owner any Ordinary Shares, whereupon this Agreement shall terminate automatically with immediate effect, without prejudice to any rights and obligations that have accrued under it prior to termination, or it is terminated in accordance with clause 2.3.
2.3	Termination
Either Mount Sinai or the Company may terminate this Agreement with immediate effect by written notice to the other parties on or at any time after:
(a)	the Company passing a resolution for its winding up or a court of competent jurisdiction making an order for the Company’s winding up or dissolution;
(b)	the making of an administration order in relation to the Company or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Company; or
(c)	the Company making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally.
Such termination will be without prejudice to any rights and obligations that have accrued under it prior to termination.
3.	Mount Sinai obligations
3.1	Independence of the Company

During the term of this Agreement and for so long as (i) Mount Sinai and its Associated Undertakings hold as beneficial owner, in aggregate, at least the Mount Sinai Minimum Shareholding; and (ii) the Company’s Ordinary Shares are admitted to trading on AIM, Mount Sinai severally undertakes to the Company and the Nomad to procure (so far as it is able with respect to its Associated Undertakings) that:
(a)	it shall not take any action that is intended to prevent the Board from operating independently of Mount Sinai and its Associated Undertakings;
(b)
subject to clause 3.1(a), it will not take any action that would have the effect of preventing or might reasonably be expected to prevent any member of the Company’s Group from complying with its obligations under any of the Applicable Laws including, without limitation, AIM Rule 13;

(c)	Mount Sinai and its Associated Undertakings will exercise their Voting Rights in the Company (if any) so as to ensure (so far as they are reasonably able) that:
(i)	the terms of this Agreement are implemented in full;
(ii)	Mount Sinai and its Associated Undertakings perform and comply with their obligations under this Agreement and the Articles;
(iii)
no variations are made to any provision of the Articles that it knows (or might reasonably expect) would be contrary to the terms of this Agreement or which it knows (or might reasonably expect) would otherwise have an impact on the Company’s ability to operate independently from Mount Sinai and any of its Associates; and

(iv)	the composition of the Board and the audit, nomination and remuneration committees of the Board is in compliance with the corporate governance regime adopted by the Company from time to time.
(d)	Without limitation to their obligations under clause 3.1(c):
(i)	neither Mount Sinai nor any of its Associated Undertakings will exercise any of their Voting Rights in the Company or be counted in any quorum at any meeting of the Company; and
(ii)	the Mount Sinai Directors will not vote or be counted in any quorum at any meeting of the Board (or any committee thereof), in each case, in relation to:
(A)	any actual or proposed transaction, agreement or arrangement between the Company and any member of Mount Sinai’s Group (including as to the amendment, enforcement or implementation of the same);
(B)	any matter in which any member of Mount Sinai’s Group or any Associated Undertaking thereof is interested; or

(C)	any decision by the Company concerning the enforcement of its rights under, and the operation of, this Agreement, and it is acknowledged and agreed that such matters referred to in (A), (B) and (C) above shall (i) be dealt with on behalf of the Company by a committee of the Board comprising the Independent Directors, and (ii) shall be assessed by the Nomad for the purposes of the AIM Rules in relation to Related Party Transactions (being Rule 13 of the AIM Rules as at the date of this Agreement) prior to any approval.
(e)	Mount Sinai and its Associated Undertakings will not undertake any activity in violation of the terms of this Agreement;
(f)	Mount Sinai and its Associated Undertakings will not exercise their Voting Rights to call a general meeting of the Company to propose a resolution to:
(i)
de-list the Company from AIM (unless such delisting is supported by a majority of the Company’s independent shareholders (as evidenced by the delivery of proxies in relation to a proposed delisting) or in circumstances where such resolution is being proposed in connection with (i) an offer by a bona fide third party to acquire the entire issued share capital of the Company or (ii) a recommended offer by Mount Sinai and/or its Associated Undertakings to acquire the entire issued share capital of the Company (excluding any shares already held by the Mount Sinai (and/or any of its Associated Undertakings)));

(ii)	remove an Independent Director from the Board where a replacement director, acceptable to the Nomad, has not been identified and engaged subject only to their formal appointment.
3.2	Mount Sinai voting and other rights
(a)
Notwithstanding any other provision of this Agreement, Mount Sinai shall have the right to exercise its Voting Rights in respect of any proposed resolution to amend the Articles in circumstances where such amendments are not inconsistent with the terms of this Agreement.

(b)	Notwithstanding any other provision of this Agreement, nothing in this agreement is intended to, or shall prevent Mount Sinai or any Associated Undertaking from:
(i)	exercising the rights attaching to its or their Ordinary Shares as it or they see fit in its or their absolute discretion (save as expressly prohibited in this agreement); or
(ii)	acquiring or disposing of any securities of the Company (save to the extent otherwise required by law or regulation).
3.3	Adjudication of Disputes

Any disputes between Mount Sinai and the Company relating to either the management of the Company, the operation of the Board of Directors or any transaction, agreement or arrangement referred to in clause 3.1(b) shall be passed to, and dealt with on behalf of the Company by, a committee comprising only of the Independent Directors following consultation with the Nomad.
4.	Appointment of Mount Sinai Directors
4.1
Mount Sinai shall have the right to appoint one Director to the Board (the “Mount Sinai Director”). For so long as the Company’s Ordinary Shares are admitted to trading on AIM, Mount Sinai will only be entitled to exercise this right at any time when it and its Associated Undertakings together hold as beneficial owner at least the Mount Sinai Minimum Shareholding.

4.2
The Company shall procure that the Mount Sinai Initial Director shall be appointed as a non-executive Director conditional upon Admission in accordance with the terms of his letter of appointment in a form agreed with Mount Sinai. It is acknowledged and agreed that the appointment of any person as a Director who is employed by or otherwise associated with Mount Sinai or any of its Associated Undertakings and who is not appointed by Mount Sinai as a Mount Sinai Director pursuant to this clause 4 shall not constitute such person as a Mount Sinai Director or affect Mount Sinai’s right to appoint a Director under this clause 4.

4.3	Substitution
Subject to clause 4.1, Mount Sinai may by notice given to the Company at any time request that a person (a “New Mount Sinai Appointee”) be appointed as a non-executive Director in place of any person previously appointed as the Mount Sinai Director (a “Previous Mount Sinai Appointee”), subject to the Nomad being satisfied as to the suitability of such New Mount Sinai Appointee in accordance with the Nomad Rules (provided the Company’s Ordinary Shares are at the relevant time admitted to trading on AIM) and, subject to Mount Sinai procuring the resignation of the Previous Mount Sinai Appointee (unless s/he shall have already ceased to hold office) without any compensation being payable by the Company to such Director in respect of such cessation of office and with a full waiver of all and any claims such director may have against the Company (excluding for the avoidance of doubt any accrued but unpaid fees and expenses which have not been reimbursed at the relevant time) and the Company shall thereupon procure that the New Mount Sinai Appointee is appointed as a non-executive Director and the New Mount Sinai Appointee will enter into an individual letter of appointment on substantially similar terms to the Previous Mount Sinai Appointee (or on such other terms as Mount Sinai and the Company may then agree following consultation with the Nomad).
4.4	Maintenance in office
The Company shall procure that (unless Mount Sinai otherwise requires) the Mount Sinai Director is proposed and recommended by the Board (subject to the Directors’ fiduciary duties) for re-election at the first annual general meeting of the Company after his appointment and at each subsequent annual general meeting of the Company at which such Director becomes liable to retire by rotation.

4.5
Replacement appointee - in the event that the Previous Mount Sinai Appointee ceased to hold office if they failed to be re-elected or have been removed as a Director at any general meeting, the New Mount Sinai Appointee shall be a person other than the Previous Mount Sinai Appointee.

4.6	Conflicts of interest
For the avoidance of doubt, the exercise by Mount Sinai or its Associated Undertakings of their voting rights solely for the purpose of maintaining the level of their shareholding in the Company (expressed as a percentage of the nominal value of the ordinary (or other voting) share capital of the Company) shall not be considered to be a conflict of interest.
4.7	Fees and expenses
In consideration for the services of the Mount Sinai Director, the Company shall pay Mount Sinai (or the Mount Sinai Director if so directed by Mount Sinai) a fee equal to the basic level payable to a non-executive director of the Company, which at Admission is £20,000 per annum. In addition, the Company will reimburse the reasonable costs incurred by any Mount Sinai Director and any Observer appointed pursuant to clause 5 below in performing his or her duties as a Director or Observer, as the case may be, including without limitation reasonable travel and accommodation costs to attend the Board meetings.
4.8	Indemnification and insurance
(a)
The Company shall execute and deliver an indemnification agreement between the Company and any individual serving as a Mount Sinai Director in the form reasonably agreed to by Mount Sinai upon any such appointment.

(b)
The Company hereby acknowledges that a Mount Sinai Director may have certain rights to indemnification, advancement of expenses and/or insurance provided by Mount Sinai and certain of its Associated Undertakings (collectively, the “Mount Sinai Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort in relation to all matters pertaining to the Company (such that its obligations to any such Mount Sinai Director are primary and any obligation of the Mount Sinai Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Mount Sinai Director are secondary), (b) that it shall be required to advance and/or pay (as required) the full amount of expenses incurred by such Mount Sinai Director in relation to his services as a director of the Company and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid by a Mount Sinai Indemnitor in settlement by or on behalf of any such Mount Sinai Director in relation to matters pertaining to the Company to the extent legally permitted and as required by the Articles (or any agreement between the Company and such Mount Sinai Director), without regard to any rights such Mount Sinai Director may have against the Mount Sinai Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Mount Sinai Indemnitors from any and all claims against the Mount Sinai Indemnitors for contribution, subrogation, or any other recovery of any kind in respect of the matters pertaining to the Company referred to above. The Company further agrees that no advancement or payment by the Mount Sinai Indemnitors on behalf of any such Mount Sinai Director with respect to any claim for which such Mount Sinai Director has sought indemnification from the Company shall affect the foregoing and the Mount Sinai Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Mount Sinai Director against the Company. The Mount Sinai Director and the Mount Sinai Indemnitors are intended third party beneficiaries of this clause 4.8(b) and shall have the right, power and authority to enforce the provisions of this clause 4.8(b) as though they were a party to this agreement.
(c)
The Company will put in place directors’ liability insurance with financially sound and reputable insurers to the reasonable satisfaction of Mount Sinai on and with effect from the date of appointment of a Mount Sinai Director and must ensure such insurance remains current and in full force and effect for the duration of the Mount Sinai Director’s appointment.

5.	Observer
For so long as Mount Sinai and its Associated Undertakings together hold as beneficial owner at least the Mount Sinai Minimum Shareholding, whether or not there is a Mount Sinai Director appointed to the Board, Mount Sinai may appoint (by notice in writing to the Company) an individual to attend meetings of the Board and any sub-committee meetings of the Board (an “Observer”). The Observer shall only be entitled to speak at any meetings of the Board or any sub-committee of the Board if the Mount Sinai Director is not present and shall not be entitled to vote at any meetings of the Board or any sub-committee of the Board. The Observer shall be provided with all notices and, subject to any legal or regulatory restrictions, Board materials as if he or she were a duly appointed Mount Sinai Director.
6.	Warranty
Each of the Company and Mount Sinai warrants to the other party that it has all necessary power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without any sanction or consent and that this Agreement when entered into will constitute a legally binding obligation on such party enforceable in accordance with its terms.
7.	Confidentiality
7.1
(a)
Mount Sinai and the Company shall keep confidential, and shall procure that each of their directors, officers, employees and agents shall keep confidential, all Confidential Information (as defined in clause 7.2) and shall not disclose the same to any other person (other than to such of its directors, senior employees or advisers to the extent only that they strictly need to know the same for the proper performance of their duties and on the basis that they are to comply with this clause 7 which each party shall use their best endeavours to procure) and each party shall not make use of any Confidential Information for their own purposes, and this obligation shall continue without limit of time and notwithstanding the termination of this Agreement or Mount Sinai ceasing to hold any shares or other securities of the Company.
(b)
To the extent Confidential Information is disclosed by the Company to the Nomad pursuant to clause 3.1(d), clause 3.3 or this clause 7.1, the Nomad shall have a duty of confidentiality to the Company and Mount Sinai on the same terms as are provided for by the Nomad Engagement Letter as if each reference therein to the Company referred to each of the Company and Mount Sinai. N+1 Singer’s obligations with regard to all Confidential Information shall always be governed by clause 5 of the Terms and Conditions of the Nomad Engagement Letter.

7.2	Definition of “Confidential Information”
For the purpose of this clause 7 “Confidential Information” means all information of whatever kind which either party may impart or cause to be imparted to the other party or to either of the other party’s directors, senior employees or advisers, or to Mount Sinai appointees to the Board, which is imparted on the understanding that it is to be kept confidential, or is imparted or otherwise obtained by any of such persons and is marked as being confidential, or however imparted or obtained, is of a nature which would be expected to be kept confidential or by its nature is “inside information” within the meaning of the Criminal Justice Act 1993, the Financial Services and Markets Act 2000 or the Market Abuse Regulation (“Inside Information”). For the avoidance of doubt, Confidential Information shall include information disclosed by Mount Sinai to the Company or its directors, senior employees or advisers, notwithstanding that Mount Sinai will generally not seek to make such information available beyond the Company and its directors unless other parties need to receive it in connection with their contractual obligations to the Company.
7.3	Exclusions
The obligation in clause 7.1 shall not apply in respect of any Confidential Information which:
(a)	is required to be disclosed by law;
(b)	is in the lawful possession of, or was lawfully furnished to any party (as applicable) by another person without any breach of any obligation of confidentiality; or
(c)	is for the time being in the public domain, otherwise than by any breach by Mount Sinai or their respective directors, senior employees or advisers.
7.4	Price sensitive information
To the extent that any of the Confidential Information is inside information (as defined in clause 7.2) Mount Sinai undertakes to bring that fact to the attention of any person to whom it may disclose the same to the extent permitted by this clause 7.
7.5	Disclosure of information to Mount Sinai
(a)	The Mount Sinai Director and any Observer shall be entitled to disclose information he or she receives from the Company to Mount Sinai and any Associated

Undertaking and any officer, employee or professional adviser of Mount Sinai and any Associated Undertaking who strictly need to know such information for the purpose it is being disclosed (and in accordance with the confidentiality obligations) provided that a Mount Sinai Director or Observer may not disclose:-
(i)
sensitive and confidential information relating to the Company’s negotiating position in relation to any contract, arrangement or transaction with Mount Sinai or an Associated Undertaking, the disclosure of which would be prejudicial to the Company’s position or where to do so would be a breach of a bona fide confidentiality obligation owed by the Company or any subsidiary to a third party;

(ii)
Inside Information unless in compliance with the Market Abuse Regulation and other applicable laws and regulations. Mount Sinai acknowledges that such information may give rise to obligations on it under applicable law and regulations, including, without limitation, under the Market Abuse Regulation. Mount Sinai further acknowledges that for the purposes of MAR the Mount Sinai Director and Observer shall be placed on the Company’s permanent insider list as prescribed by MAR.

(b)
The parties agree that the Board (acting without the Mount Sinai Director) may at any time serve on the Mount Sinai Director and the Observer a written notice requiring the Mount Sinai Director and the Observer to cease supplying specified information that is Inside Information to Mount Sinai (a “Stop Notice”) in circumstances where the supply of such Inside Information to Mount Sinai (i) would be contrary to applicable law or regulation or (ii) relates to a matter affecting all shareholders of the Company and would therefore, in the opinion of the Board (acting without the Mount Sinai Director), be inappropriate. Mount Sinai shall instruct the Mount Sinai Director and the Observer to undertake to comply with this clause 7.5(b) and to comply with the relevant Stop Notice for so long as it is outstanding and has not been withdrawn in writing by the Board.

(c)
The Company undertakes to Mount Sinai that it will not enter into confidentiality obligations with third parties in bad faith to prevent disclosure of information by a Mount Sinai Director or Observer pursuant to clause 7.5(a).

(d)
Subject to the Company’s legal and regulatory obligations including, without limitation, the requirements of the AIM Rules and the Market Abuse Regulation, the Company shall procure that Mount Sinai and its Associated Undertakings are provided with such financial and other information as may be reasonably requested by Mount Sinai to complete any tax return or other filing which may be required by law or regulation, for any audit or regulatory reason, or to meet their financial reporting requirements.

8.	Waiver and Amendment
8.1	No waiver

No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party (and in the case of any waiver of the provisions of clause 7.1(b) by Mount Sinai) and then only in the instance and for the purpose of which it is given.
8.2	Effect of delay
No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.
8.3	Variation in writing
No variation to this Agreement shall be effective unless made in writing and signed by all the parties and unless any such variation is previously discussed with the Nomad.
9.	General
9.1	Notices
(a)
Any notice (which term in this clause 9.1 shall include any other communication) required to be given under, or in connection with any matter contemplated by this Agreement, shall be in writing in the English language.

(b)	Subject to clause 9.1(d) any notice shall be addressed as provided in clause 9.1(c) and:
(i)
any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and if delivered by email shall conclusively be deemed to have been received when the recipient, by an email sent to the email address for the sender stated in this clause 9 or by a notice delivered by another method in accordance with this clause 9, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this clause 9, and if sent by post shall conclusively be deemed to have been received three (3) Business Days after posting; and

(ii)
if any deemed receipt under clause 9.1(b)(i) occurs before 9.00 a.m. on any Business Day, the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on any Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

(c)	The addresses and other details of the parties to this Agreement are:
The Company:
Address:	Its registered office from time to time

For the attention of:	The Company Secretary
Email address:	shamir@renalytixai.com
Mount Sinai:
Address:	Icahn School of Medicine at
Mount Sinai
One Gustave L. Levy Place, Box 1675
New York, New York 10029
For the attention of:	Senior Vice President
Email address:	erik.lium@mssm.edu
With a copy of
legal notices to:	Icahn School of Medicine at
Mount Sinai
One Gustave L. Levy Place, Box 1675
New York, New York 10029
For the attention of:	Office of General Counsel
Email address:	beth.essig@mountsinai.org
(d)
Any party to this Agreement may notify the other parties of any change to the address or any of the other details specified in clause 9.1(c) provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given whichever is the later and provided also that any new address shall be in the United Kingdom.

9.2	Time of the essence
Subject to clause 8.3, any time, date or period referred to in this Agreement may be extended by mutual agreement between the parties but as regards any time, date or period as originally fixed or so extended, time shall be of the essence.
9.3	Rights cumulative and other matters
(a)
It is understood and agreed by the parties that monetary damages would not be a sufficient remedy for any breach of this Agreement that resulted in the disenfranchisement of the other parties Shares and each party shall be entitled to seek injunctive relief and specific performance as a remedy for any such breach by the other.

(b)	The rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by law or otherwise.
(c)
Save as expressly provided in this Agreement, no failure to exercise nor any delay in the exercising, by any party to this Agreement, of any right, privilege or remedy under this Agreement shall impair or operate as a waiver thereof.

(d)	No single or partial exercise of any right power or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right or remedy.
(e)	No time or other indulgence granted, to, or release or compromise of the liability of, any party to this Agreement shall affect the liability of any other party to this Agreement.
(f)	Each party’s liability to the other howsoever arising under or in connection with this Agreement shall not extend to any special, indirect or consequential loss or damage whatsoever.
(g)	Any liability or obligation of any party that is accrued and is not performed in full as of the date of termination of this Agreement shall survive such termination until performed in full.
9.4	Entire Agreement
This Agreement (from the Effective Date) constitutes the whole agreement between the parties relating to its subject matter as at its date and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter, including the Management Rights Letter.
9.5	Contracts (Rights of Third Parties) Act 1999
No person who is not a party to this Agreement other than a Mount Sinai Indemnitor, the Mount Sinai Director and the Nomad shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This Agreement may be varied or terminated without consent from and without reference to any Mount Sinai Indemnitor who is not a party to this Agreement.
9.6	Other rights
The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any law.
9.7	Invalidity
If any provision of this Agreement shall be held to be illegal or unenforceable, the enforceability of the remainder of this Agreement shall be unaffected.
9.8	Assignment
This Agreement is not assignable by any of the parties hereto.
9.9	Costs
Subject to Admission the Company shall bear all costs in relation to the preparation, negotiation and completion of this Agreement.

9.10	No partnership
Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties.
9.11	Further assurance
The parties shall from time to time (both during the term of this Agreement and after) do or procure to be done all such acts (including exercising all voting rights and powers (direct and indirect) available to it in relation to any person and/or the Company) and execute or procure the execution of all such documents and things as may be reasonably necessary to give effect to the provisions of this Agreement.
9.12	Overriding obligations
The obligations of the parties pursuant to this Agreement shall at all times be subject to the requirements of the Articles and all relevant legal and regulatory requirements and obligations of the parties, including under applicable companies legislation, the AIM Rules and the Market Abuse Regulation. Each party shall act in accordance with such requirements and no party shall be required to take any action in breach of such requirement or obligation.
10.	Counterparts
10.1	Counterparts
This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts shall together constitute one and the same document.
10.2	Delivery of counterparts
Delivery of an executed signature page of a counterpart in Adobe Portable Document Format (PDF) sent by email shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter.
11.	Law and Jurisdiction
11.1	English Law
This Agreement and all matters arising from it (including any dispute relating to the existence, validity, or termination of this Agreement or any contractual or non-contractual obligation) shall be governed by, and construed in accordance with, English law.
11.2	Arbitration
(a)	Any and all disputes, controversies and claims between the parties arising out of or in relation to this Agreement shall be amicably and promptly settled by negotiation and consultation among them. In the event that the parties are unable to settle such dispute, controversy or claim by negotiation and consultation within sixty (60) days, any party shall submit the dispute to arbitration in accordance with the terms of this clause 11.2. All arbitrations shall be conducted in London, or such other location as may be mutually agreed by the parties, and in accordance with the Rules of the London Court of International Arbitration (the “Rules”) as administered by the London Court of International Arbitration. All disputes submitted to arbitration shall be arbitrated in English. All decisions of the panel of arbitrators on any matter submitted for arbitration in accordance with this Agreement shall be final and binding on the parties. Damages for which a party may be liable shall include loss of property, out of pocket expenses and third party liability. The number of arbitrators shall be three and shall be appointed in accordance with the Rules.
(b)
The parties agree that information concerning or arising out of any arbitration, including information concerning any arbitration award, shall be used only for the purposes of the arbitration and be treated as confidential and not disclosed to any person other than a party without the prior consent in writing of all of the parties unless any of the exclusions specified in clause 7.3 applies or the disclosure is to a person intended to be called as a witness in the arbitration by the party disclosing the information, for the purpose of preparing the witness statement of such witness, provided that in any such case a written confidentiality undertaking has first been obtained from such person. The restrictions contained in this clause 9.2(B) shall survive the termination of this Agreement and shall continue without limit of time.

This Agreement is executed as a deed and is delivered and takes effect at the date written above.
Executed as a deed by
RENALYTIX AI PLC
acting by Julian Baines ,	/s/ Julian H. Barnes
a director, in the presence of:	Director

/s/ Colin D. Anderson
Witness signature
Address:
COLIN ANDERSON	50 BETTWS-Y-COED ROAD
Name	CARDIFF
ACCOUNTANT	CF23 6PN
Occupation

Executed as a deed by
ICAHN SCHOOL OF MEDICINE AT
MOUNT SINAI	/s/ Erik K. Lum
acting by its Executive Vice President	Erik K. Lium, Executive Vice President
who is permitted to execute for ICAHN	Authorised Signatory
SCHOOL OF MEDICINE AT MOUNT
SINAI under the laws of New York

Executed as a deed by
NPLUS1 SINGER ADVISORY LLP
acting by JAMES MAXWELL ,	/s/ James Maxwell
a member, in the presence of:	Member

/s/ James White
Witness signature
Address
James White	N+1 Singer
Name	One Bartholomew Lane
Chartered Accountant	London EC2N 2AX
Occupation